EXHIBIT 99.1

FIRST QUARTER 2004 PRESS RELEASE ON APRIL 21, 2004

Merrill Merchants Bancshares, Inc. Reports 10% Earnings Growth

Bangor, Maine, April 21, 2004:  Edwin N. Clift, President and Chief Executive Officer of Merrill Merchants Bancshares, Inc. (the “Company”) (Nasdaq:  MERB), the parent company of Merrill Merchants Bank, reported quarterly net income of $1.1 million or earnings per share of $0.33 for the three months ended March 31, 2004, as compared to $1.0 million or $0.30 earnings per share for the same period last year.

“We are very pleased with the strong start to 2004,” stated Mr. Clift.  “The 10% increase in first quarter 2004 earnings over the same period last year is attributable to loan growth, containment of operating costs and increases in fee income.”

Balance Sheet.  The Company’s consolidated assets were $348.9 million at March 31, 2004, an increase of $37.7 million or 12% from the same date a year ago.  Comparing March 31, 2004 and 2003, total net loans grew $33.7 million or 15%.  Real estate lending was strong with residential mortgages growing 25%, home equity balances increasing 49% and commercial mortgage balances increasing 17%.  Consumer loans increased 13% and commercial loans outstanding increased 4% from a year ago.

Total deposits were at $272.5 million at quarter end versus $232.2 million a year ago, representing growth of $40.3 million or 17%. Checking account balances increased $10.9 million or 15% due to deposit relationships associated with new loan business and the new accounts generated by marketing our High Performance Checking program.

Net Income.  Net income for the three months ended March 31, 2004 increased $104,000 or 10% compared with the same period in 2003.  Return on average equity increased to 14.76% for the three months in 2004 from 14.41% in 2003 and return on average assets amounted to 1.31% and 1.36% for the first quarters of 2004 and 2003, respectively.

Net Interest Income.  Net interest income increased $119,000 for the first quarter of 2004 to $3.2 million.  The increase was driven by $41.1 million of growth in average earnings assets from the first quarter of 2004 compared to the same period in 2003, which was offset by a decline in the net interest margin.    The Company’s net interest margin decreased to 3.93% for the three months ended March 31, 2004 compared to 4.37% for the same period in 2003.

Non-Interest Income.  Non-interest income increased to $1.2 million for the three months ended March 31, 2004, a $26,000 increase compared to the same period in 2003.  Services fees on deposit accounts increased 31%, trust fees grew 18% and gains on investment securities increased $75,000 from a year ago.  Mortgage refinance activity has slowed down due to higher interest rates resulting in a decline in mortgage gains of 43% compared to the first quarter of last year.

Non-Interest Expense.  Non-interest expense totaled $2.7 million for the periods ended March 31, 2004 and 2003.  Non-interest expense remained flat when comparing the first quarter of 2004 and 2003 as the increase in personnel costs of 3% and data processing costs of 7% were offset by a decline in other expenses of 7%.  The $46,000 decrease in other expenses was due to a decline in both merchant processing expenses and amortization of mortgage servicing rights.

Shareholders’ Equity.  The Company declared a 3% stock dividend during the first quarter of 2004, marking the ninth consecutive year the Company has paid a stock dividend.  In addition, the Company declared a cash dividend of $.13 per share on the Company’s common stock.  This was an increase of 18% over last year’s first quarter dividend.

On October 17, 2002, the Board of Directors approved a third stock repurchase program authorizing the Company to repurchase up to 159,493 shares of the Company’s common stock.  As of March 31, 2004, 112,930 shares had been repurchased under the program. Shares are being repurchased into treasury for the purpose of funding the expected exercise of stock options pursuant to the Company’s stock option plan and for other corporate purposes.

The Company’s subsidiary, Merrill Merchants Bank is headquartered in Bangor, Maine.  Merrill Merchants Bank provides consumer, commercial, and trust and investment services through its eleven locations in Central and Eastern Maine.  The Bank is a “Preferred Lender” of the Small Business Administration.

This press release may contain certain forward looking statements consisting of estimates with respect to the financial condition, results of operations and business of the Company that are subject to various factors which could cause actual results to differ materially from these estimates.  These factors include: changes in general, economic and market conditions, or the development of an adverse interest rate environment that adversely affects the interest rate spread or other income anticipated from the Company’s operations and investments.  We undertake no obligation to publicly update forward looking statements, whether as a result of new information, future events or otherwise.

MERRILL MERCHANTS BANCSHARES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended March 31,
(In thousands except per share data)	2004	2003
Interest income	$4,406	$4,371
Interest expense	1,157	1,241
Net interest income	3,249	3,130
Provision for loan losses	84	111
Non-interest income	1,219	1,193
Non-interest expense	2,675	2,666
Income before income taxes	1,709	1,546
Income taxes	586	527
Net income	$1,123	$1,019

Per share data
Basic earnings per common share (1)	$0.33	$0.30
Diluted earnings per common share (1)	$0.33	$0.30

(1)            Adjusted to reflect the 3% stock dividend in March 2004.

SELECTED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31,		December 31,
(In thousands)	2004	2003	2003
Total assets	$348,922	$311,211	$342,189
Loans receivable, net	255,175	221,432	242,860
Loans held for sale	702	2,117	789
Investment securities	71,119	65,839	76,140
Deposits	272,519	232,228	258,848
Shareholders’ equity	30,694	28,850	30,553

Off-Balance Sheet
Trust assets under management	329,376	242,437	315,542
Mortgage servicing portfolio	108,551	94,975	106,864

OTHER SELECTED CONSOLIDATED DATA

(Unaudited)

	At or for the Three Months Ended March 31,
	2004	2003
Return on average assets (1)	1.31%	1.36%
Return on average equity (1)	14.76%	14.41%
Leverage ratio	8.64%	9.30%
Net interest margin (1)	3.93%	4.37%
Non-performing assets to total assets	0.15%	0.19%
Net loan charge-offs to average net loans (1)	0.05%	0.01%
Allowance for loan losses to total loans	1.43%	1.51%
Number of shares outstanding (2)	3,435,179	3,379,902
Weighted-average shares outstanding-diluted (2)	3,444,982	3,445,977
Book value per share (2)	$8.94	$8.54

(1)            Computed on an annualized basis.

(2)            Adjusted to reflect the 3% stock dividend in March 2004.

For further information contact:

Edwin N. Clift, President and Chief Executive Officer (eclift@merrillmerchants.com)

Deborah A. Jordan, Chief Financial Officer (djordan@merrillmerchants.com)

Merrill Merchants Bancshares, Inc.

www.merrillmerchants.com

(207) 942-4800